EXHIBIT 4.5

DATED 11TH DAY OF JULY 2003

BETWEEN

QIAO XING UNIVERSAL TELEPHONE, INC.

And

CENTRAL GRACE TECHNOLOGIES LTD.

And

QIAO XING HOLDINGS LIMITED

FURTHER SUPPLEMENTAL AGREEMENT FOR
SALE OF THE ONE (1) ISSUED SHARE
OF QIAO XING HOLDINGS LIMITED

YUEN & PARTNERS
Solicitors
10th Floor
Chiyu Bank Building
78 Des Voeux Road Central
Hong Kong
Tel: 2815 2688
Fax: 2541 2088

Ref: 01/01/7011/01

THIS AGREEMENT     is made the 11th day of July Two Thousand and Three.

BETWEEN:-

1.	QIAO XING UNIVERSAL TELEPHONE, INC., a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at Columbus Centre Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands (“the Vendor”).

2.	CENTRAL GRACE TECHNOLOGIES LTD., a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“the Purchaser”).

3.	QIAO XING HOLDINGS LIMITED, a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at TrustNet (British Virgin Islands) Limited, TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“the Company”).

WHEREAS:-

(A)	The Company is a private company limited by shares incorporated under the laws of the British Virgin Islands on 23rd day of July 1997 and has at the date hereof an authorized share capital of US$50,000 consisting of 50,000 shares of US$1.00. One (1) share of the Company has been issued and is fully paid up and held by the Vendor.

(B)	The Vendor is the beneficial and legal owner of One (1) share in the capital of the Company.

(C)	The parties hereto have entered into an agreement on 31st December 2002 for the sale by the Vendor to the Purchaser of One (1) share of US$1.00 in the capital of the Company (“the Sale Share”) for the consideration and on the terms and conditions as set out therein (“the Agreement”).

(D)	The parties hereto have entered into a supplemental agreement on 10th July 2003 to amend and supplement the Agreement on the terms and conditions as set out therein (“the Supplemental Agreement”).

(E)	The parties hereto have agreed to enter into a further supplemental agreement to further supplement the Agreement and Supplemental Agreement on the terms and conditions as set out herein.

NOW IT IS HEREBY AGREED AND DECLARED AS FOLLOWS :-

1.	INTERPRETATION

In this Further Supplemental Agreement, words and expressions shall bear the same meaning as defined in Clause 1 of the Agreement unless the context otherwise requires.

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2.	AMENDMENT TO THE CONSIDERATION

The consideration for the purchase of the Sale Share shall be amended to the sum of RMB210,000,000. Adopting the exchange rate of RMB 1 = HK$1.062, a part payment of RMB150,000,000.00, has been paid to the Vendor and the remaining balance of RMB60,000,000.00shall be payable in full on or before 17th July 2003.

Date	HK$ (if applicable)	RMB

20/3/2003	HK$10,800,000.00	RMB11,469,600.00
On or before 30/5/2003		RMB52,000,000.00
On or before 03/7/2003	HK$9,825,279.00	RMB10,434,446.30
On or before 14/7/2003	HK$29,600,000.00	RMB31,435,200.00
On or before 14/7/2003	(not applicable)	RMB44,660,753.70
On or before 17/7/2003	(not applicable)	RMB60,000,000.00

RMB210,000,000.00

3.	TRANSFER OF THE WIRELESS FIXED PHONE PRODUCTION TECHNOLOGY The increase in the consideration of the Sale Share is in consideration of the additional transfer of the Company’s Wireless Fixed Telephone Technology as more particularly set out in Schedule herein to the Purchaser.

4.	LICENCE AGREEMENT

4.1	Pursuant to Clause 2.2(vi) of the Agreement, the Purchaser and the Subsidiary signed a Licence Agreement to grant to the Vendor or its nominee the use of the Trademarks, Patents Applications and Registered Designs at an annual royalty to be agreed by the parties.

4.2	The parties hereby agreed that annual royalty be agreed at an one-off nominal payment of RMB 1.00, receipt of which is hereby acknowledged by the Purchaser.

5.	PROPER LAW

This Further Supplemental Agreement for all purposes shall be governed by and construed in accordance with the laws of Hong Kong.

6.	SEVERABILITY

Any part of this Further Supplemental Agreement which may be held illegal, invalid or unenforceable shall be deemed to be severed from this Further Supplemental Agreement and does not affect the legality, validity or enforceability of the rest of this Supplemental Agreement.

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7.	FURTHER ASSURANCE

Each party hereto shall execute and perform, or procure the execution and performance of, such further documents and acts as may from time to time be required to make this Further Supplemental Agreement fully and legally effective, binding and enforceable, or to perfect the intention of the parties hereto.

8.	INDEPENDENT LEGAL ADVICE

8.1	The parties hereto hereby declared and confirmed that they have taken full and independent legal advice before the signing of this Further Supplemental Agreement.

8.2	The Purchaser expressly acknowledges that Messrs. Yuen & Partners is acting for the Vendor and the Company only. The Purchaser has been fully advised to seek independent legal advice and to seek independent professional advice to verify all matters set out in this Further Supplemental Agreement.

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SCHEDULE

Wireless Fixed Telephone Technology

It is the technology developed by the Company and dubbed as WuXianTong. It is a kind of wireless phone (mobile phone) which needs a SIM card be inserted and be connected to the GSM network. Since the phone itself is wireless, it does not need to be attached to the optical fibre by telephone line. The phone itself has the same size, appearance and function as an ordinary corded phone and is not designed for individual user to be carry around. Rather, it is often put in a relatively fixed place, e.g. at home, in the office etc.

The technology has the advantage of saving the costs of infrastructure expenditure in paying optical fiber. This is especially advantageous for remove areas in the PRC. The products is well received in many province in China, both rural and urban areas

The average wholesale price of a Wireless Fixed Phone is RMB 1,000 per unit with the average margin of 30%.

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As witness the hands of the parties hereto the day and year first above written.

SIGNED BY the Vendor by its director	)
WU RUILIN	)
(Holder of Chinese Passport	)
No.P0215024) in the presence of :-	)

SIGNED BY the Purchaser by its director	)
Jamie Lyn FU (Holder of Australian Passport	)
No.L9175429) in the presence of :-	)

SIGNED BY the Company by its director	)
Jamie Lyn FU (Holder of Australian Passport	)
No.L9175429) in the presence of :-	)

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